Exhibit 10.23

AGREEMENT BETWEEN TULLY’S COFFEE AND GUARANTOR

RE BENAROYA CAPITAL FINANCING

THIS AGREEMENT is entered into this 25 day of April, 2007, between TULLY’S COFFEE CORPORATION, a Washington corporation (the “Company”) and TOM T. O’KEEFE (the “Guarantor”).

RECITALS

A. The Company has entered into a loan facility (the “Loan”) with Benaroya Capital, LLC (“Lender”).

B. In connection with the Loan, the Lender has required the Guarantor to execute and deliver that certain Guaranty Agreement of even date herewith (the “Guaranty”) pursuant to which the Guarantor guarantees the payment of the Company’s obligations with respect to the Loan.

C. The parties desire to enter into this Agreement to evidence certain terms and conditions they have agreed upon in connection with the Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises herein contained, the parties hereto agree as follows:

1. [Intentionally Omitted]

2. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless the Guarantor from and against any and all claims, liabilities, payments, costs and expenses incurred by the Guarantor arising out of or related to Lender’s demands under any of the Guaranty. Without limiting the foregoing, the Company shall indemnify the Guarantor against any costs and fees demanded by Lender in connection with the Guaranty.

3. Covenant Not to Incur Additional Secured Debt Without Guarantor Approval. The Company hereby agrees that, without the prior written consent of the Guarantor (which consent shall not unreasonably be withheld), the Company shall not enter into any agreement, undertaking or arrangement of any kind to grant a security interest in any assets of the Company other than the security interest granted in connection with the Loan or to the Guarantor under this Agreement. Notwithstanding the foregoing, the Company may amend, renew, increase, cancel, reduce or otherwise modify the agreements with Northrim Funding, which grant a security interest to Northrim.

4. Covenant to Repay Loan with Net Cash Proceeds from any Equity Investment. Unless otherwise agreed to by the Guarantor, if, after the date of this Agreement, the Company obtains and closes an equity investment in the Company by way of (A) the sale of stock, common or preferred, in the Company, or (B) the sale of any rights to acquire stock, common or preferred, in the Company, then the Company shall use all of the net cash proceeds of any such equity investment to pay down the outstanding balance of the Loan. The exercise of stock options and warrants to purchase common stock shall not be considered a sale of stock for purposes of this provision.

5. Notices. The Company hereby agrees to give the Guarantor written notice of each of the following: (a) any default by the Company under any of the documents related to the Loan; (b) the commencement of any legal proceedings by Lender against the Company, (c) any amendment, modification, extension, waiver or restatement of any kind entered into or made with respect to any the documents entered into in connection with the Loan.

6. Miscellaneous.

6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties hereto.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.3 Modifications. This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and may be modified or amended only by written agreement between all of the parties hereto.

6.4 Applicable Law. This Agreement and its validity, construction, and performance shall be governed by the laws of the State of Washington.

6.5 Resolution of Disputes; Fees and Costs. The parties hereto shall attempt to resolve by negotiation and compromise any disputes as to the validity or enforcement of any term or provision of this Agreement. Failing such compromise, such claim or assertion shall be settled by binding arbitration. There shall be one arbitrator agreed upon by the parties, or if the parties cannot agree on that arbitrator within ten (10) days of the initial arbitration demand, the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Seattle. The arbitration shall be conducted under the AAA Commercial Arbitration Rules with Expedited Procedures in effect. The arbitrator in such proceeding shall award to the prevailing party reasonable attorneys’ fees and costs incurred by the prevailing party in conjunction with such dispute.

EXECUTED as of the day and year first written above.

GUARANTOR:

/s/ Tom T. O’Keefe
Tom T. O’Keefe

TULLY’S COFFEE CORPORATION:

By:	/s/ John K. Buller
Name:	John K. Buller
Title:	President and CEO